Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
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October 26, 2022

Mobileye Global Inc.

Har Hotzvim, 13 Hartom Street

P.O. Box 45157

Jerusalem 9777513, Israel

Re:	Mobileye Global Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Mobileye Global Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration by the Company of up to 40,095,595 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Mobileye Global Inc. 2022 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)         the Registration Statement;

(b)         the Plan;

Mobileye Global Inc.

October 26, 2022

(c)         an executed copy of a certificate, dated the date hereof, of Liz Cohen-Yerushalmi, Chief Legal Officer, General Counsel and Secretary of the Company (the “Secretary’s Certificate”);

(d)         copies of the Company’s (i) Certificate of Incorporation, as amended, as in effect through October 25, 2022 and certified pursuant to the Secretary’s Certificate and (ii) Amended and Restated Certificate of Incorporation, as in effect from October 25, 2022, certified by the Secretary of State of the State of Delaware as of October 25, 2022 (the “Current Charter”), and certified pursuant to the Secretary’s Certificate;

(e)         a copy of the Company’s (i) Bylaws as in effect through October 25, 2022 and certified pursuant to the Secretary’s Certificate and (ii) Amended and Restated Bylaws as in effect from October 25, 2022 and certified pursuant to the Secretary’s Certificate and as in effect as of the date hereof (the “Current Bylaws”), and certified pursuant to the Secretary’s Certificate;

(f)          a copy of certain resolutions of the Board of Directors of the Company, adopted on September 30, 2022, certified pursuant to the Secretary’s Certificate; and

(g)         the forms of award agreements under the Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary's Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards or cash-based awards are granted pursuant to the Plan will be consistent with the Plan and the applicable form of award agreement and will be duly authorized, executed and delivered by the parties thereto, and (iv) the consideration received by the Company for each of the Shares delivered pursuant to the Plan shall not be less than the per share par value of the Shares.

Mobileye Global Inc.

October 26, 2022

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the eligible individuals in accordance with the terms and conditions of the Plan and the applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that the issuance of the Shares does not and will not constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make this assumption with respect to the Current Charter or Current Bylaws).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate Meagher & Flom LLP